CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 333 to the Registration Statement of The Advisors’ Inner Circle Fund (Form N-1A: File No. 033-42484) of our reports dated December 29, 2020, on the financial statements and financial highlights of CIBC Atlas All Cap Growth Fund, CIBC Atlas Disciplined Equity Fund, CIBC Atlas Equity Income Fund, CIBC Atlas Income Opportunities Fund, CIBC Atlas International Growth Fund, CIBC Atlas Mid Cap Equity Fund, Cambiar Opportunity Fund, Cambiar SMID Fund, Cambiar Small Cap Fund, Cambiar International Equity Fund, Cambiar International Small Cap Fund, Cambiar Global Equity Fund, Cambiar Aggressive Value Fund (formerly Cambiar Global Ultra Focus Fund), Edgewood Growth Fund, Haverford Quality Growth Stock Fund, LSV Conservative Value Equity Fund, LSV Small Cap Value Fund, LSV Value Equity Fund, LSV U.S. Managed Volatility Fund, LSV Global Managed Volatility Fund, LSV Global Value Fund, LSV Emerging Markets Fund, Sands Capital Global Growth Fund, THB Asset Management MicroCap Fund, Westwood Quality Value Fund (formerly, Westwood LargeCap Value Fund), Westwood Total Return Fund, Westwood Quality SMidCap Fund (formerly, Westwood SMidCap Fund), Westwood Quality SmallCap Fund (formerly, Westwood SmallCap Fund), Westwood Income Opportunity Fund, Westwood High Income Fund and Westwood Alternative Income Fund (thirty-one of the series constituting The Advisors’ Inner Circle Fund (the “Funds”)) included in each Fund’s Annual Report to shareholders for the year ended October 31, 2020.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

February 26, 2021